UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 27, 2023
CHUY’S HOLDINGS, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-35603	20-5717694
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1623 Toomey Rd.
Austin, Texas 78704
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (512) 473-2783

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CHUY	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On September 27, 2023, Chuy’s Holdings, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “A&R Credit Facility”), by and among the Company, as borrower, the subsidiaries of the Company, as guarantors, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent. The A&R Credit Facility amends and restates the Credit Agreement, dated July 30, 2021 as amended by that certain Amendment No. 1 to the Credit Agreement, dated as of June 30, 2023. The A&R Credit Facility matures on September 27, 2026, unless the Company exercises its option to voluntarily and permanently reduce all of the commitments before the maturity date.
The A&R Credit Facility provides the Company with an aggregate principal commitment of up to $25.0 million for revolving credit loans, with sublimits of $5.0 million for letters of credit and $5.0 million for swingline loans. Subject to conditions provided in the A&R Credit Facility, the A&R Credit Facility may be increased up to an additional $35.0 million at the Company’s option if the lenders agree to increase their commitments.
Revolving credit loans under the A&R Credit Facility accrue interest at a per annum rate equal to, at the Company’s election, either the term secured overnight financing rate (“Term SOFR”) plus 0.10% (the “Adjusted Term SOFR Rate”), plus a margin of 1.50% to 2.00%, depending on the Company’s consolidated total lease adjusted leverage ratio, or a base rate (with a 1.0% floor) determined according to the highest of (a) the prime rate, (b) the federal funds rate plus 0.50% or (c) the Adjusted Term SOFR Rate for a one-month period, plus 1.0%, plus a margin of 0.50% to 1.00%, depending on the Company’s consolidated total lease adjusted leverage ratio.
An unused commitment fee at a rate of 0.30% applies to unutilized borrowing capacity under the A&R Credit Facility. Amounts owing under the A&R Credit Facility may be prepaid at any time without premium or penalty, subject to customary breakage costs in the case of borrowings with respect to which a Term SOFR rate election is in effect.
The A&R Credit Facility contains representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including covenants setting a maximum consolidated total lease adjusted leverage ratio and a minimum fixed charge coverage ratio. If an event of default occurs, the lenders may terminate the commitments under the A&R Credit Facility and require the immediate repayment of all outstanding borrowings and the cash collateralization of all outstanding letters of credit under the A&R Credit Facility.
The A&R Credit Facility is guaranteed by the Company’s subsidiaries and the obligations under the A&R Credit Facility are, subject to some exceptions, secured by a continuing security interest in substantially all of the assets of the Company and its subsidiary guarantors.
JPM may in the future from time to time perform investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries and affiliates, for which it may in the future receive, customary compensation and reimbursement of expenses.
The above description of the material terms and conditions of the A&R Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Credit Facility, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement dated as of September 27, 2023, by and among Chuy’s Holdings, Inc., as borrower, the subsidiaries of Chuy’s Holdings, Inc., as guarantors, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, swingline lender and issuing lender.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHUY’S HOLDINGS, INC.

By:	/s/ Jon W. Howie
Name: Jon W. Howie Title: Vice President and Chief Financial Officer

Date: September 28, 2023